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Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12
THE MILLS CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE MILLS CORPORATION

1300 Wilson Boulevard
Suite 400
Arlington, Virginia 22209

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2002

Dear Shareholder:

        You are cordially invited to attend the 2002 Annual Meeting of Shareholders (the "Meeting") of The Mills Corporation (the "Company") which will be held on Tuesday, May 14, 2002, at 10:00 a.m., eastern daylight savings time, at the Key Bridge Marriott, 1401 Lee Highway, Arlington, Virginia 22209, to consider the following proposals:

  1.
  To elect three directors to serve for the ensuing three-year term.

  2.
  To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2002.

  3.
  To approve the material terms for the payment of performance-based compensation under the Company's annual bonus and long term incentive plans.

  4.
  To transact such other business as may properly come before the Meeting or any adjournments thereof.

        Only shareholders of record at the close of business on March 19, 2002, will be entitled to vote at the Meeting or any adjournments thereof.

        It is important that your shares be represented at the Meeting, even if you cannot attend the Meeting and vote your shares in person. Please give careful consideration to the matters to be voted upon, complete and sign the accompanying proxy card, and return the card promptly in the envelope provided. If you later decide to attend the Meeting, you may revoke your proxy at that time and vote your shares in person.

By order of the Board of Directors,

Laurence C. Siegel Chairman of the Board and Chief Executive Officer

Thomas E. Frost Secretary

April 19, 2002

THE MILLS CORPORATION

1300 Wilson Boulevard
Suite 400
Arlington, Virginia 22209

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2002

        This proxy statement is furnished to shareholders of The Mills Corporation (the "Company"), a Delaware corporation, in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on Tuesday, May 14, 2002, 10:00 a.m., eastern daylight savings time, at the Key Bridge Marriott, 1401 Lee Highway, Arlington, Virginia 22209, and at any adjournment of the Meeting. At the Meeting, shareholders will act upon the matters specified in the Notice of Meeting. This solicitation of proxies is made on behalf of the board of directors of the Company (the "Board of Directors").

        This proxy statement, together with the Company's 2001 Annual Report to Shareholders, was mailed to shareholders on or about April 19, 2002. The executive offices of the Company are currently located at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209.

Shareholders Entitled to Vote

        Holders of record of common stock of the Company as of the close of business on the record date, March 19, 2002, are entitled to receive notice of and to vote at the Meeting. The common stock constitutes the only class of securities entitled to vote at the Meeting. Each share of common stock entitles the holder to one vote. At the close of business on March 19, 2002, there were 30,479,288 shares of common stock issued and outstanding.

Proxies

        Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares represented by the proxy will be voted:

  •
  For Proposal 1, the election of all nominees for director;

  •
  For Proposal 2, to ratify the appointment of Ernst & Young LLP as independent auditors; and

  •
  For Proposal 3, to approve the material terms for payment of performance-based compensation.

        For your shares to be voted, you must file your proxy with the Secretary of the Company prior to the time of voting. You may change your vote at any time before the proxy is exercised by filing a notice of revocation or later dated proxy with the Secretary of the Company or by voting in person at the Meeting.

Required Vote

        Quorum.    The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum.

        Election of Directors.    Nominees for director will be elected upon a favorable vote of a plurality of the shares of common stock cast at the Meeting.

        Ratification of Appointment of Independent Auditors.    Ratification of the appointment of Ernst & Young LLP as independent auditors requires the approval of a majority of votes cast at the Meeting. Abstentions will have the same effect as votes against Proposal 2.

        Approval of Material Terms of Performance-Based Compensation.    Approval of the material terms for payment of performance-based compensation requires the approval of a majority of votes cast at the Meeting. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted for purposes of determining the number of votes cast with respect to Proposal 3. Abstentions will have the same effect as votes against Proposal 3.

        The Company does not know of any business other than that set forth above to be transacted at the Meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Board of Directors

        The Board of Directors of the Company is divided into three classes, with one class of directors elected by the shareholders annually. The term of each class of directors is for a three-year period. The class of directors whose term expires in 2002 is comprised of three directors, the class of directors whose term expires in 2003 is comprised of three directors, and the class of directors whose term expires in 2004 is comprised of five directors. The class of directors whose term will expire at the Meeting includes Cristina L. Rose, Franz von Perfall and Laurence C. Siegel. Ms. Rose and Messrs. von Perfall and Siegel each have been nominated for re-election at the Meeting to hold office until the 2005 Annual Meeting of Shareholders and until his or her successor is elected and qualified. Nominees for director will be elected upon a favorable vote of a plurality of the shares of common stock cast at the Meeting.

        The Board of Directors of the Company recommends a vote for all three of the nominees. Should any or all of these nominees become unable to serve for any reason, the Nominating Committee of the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees.

Nominees for Election for Term Ending 2005

FRANZ VON PERFALL, Director Since April 1994, Age 60

        Principal of Kan Am, a group of affiliated companies with investments in commercial real estate in Germany and the United States, since 1980. From 1977 to 1980, Mr. von Perfall served as director of BHF Bank, located in Frankfurt, Germany. Mr. von Perfall is a member of the Audit Committee of the Board of Directors.

CRISTINA L. ROSE, Director Since May 1998, Age 55

        Chairman of Rose & Kindel, Inc., a leading California public affairs firm which she co-founded, since 1987. From 1984 to 1987, Ms. Rose headed her own firm, Cristina L. Rose, Inc., where she specialized in state and local government relations and issue communications. From 1975 to 1984, she directed the Sacramento lobbying activities of Winner/Wagner & Associates, a national contract lobbying and public affairs firm. Ms. Rose is a member of the Audit Committee and the Nominating Committee of the Board of Directors.

LAURENCE C. SIEGEL, Director Since January 1993, Age 49

        Chief Executive Officer and Chairman of the Board of the Company since March 1995. From the inception of the Company in 1993 to 1995, Mr. Siegel served as Executive Vice President, Secretary and Vice Chairman of the Board of the Company. From 1983 to 1993, Mr. Siegel was Executive Vice President of the Company's predecessor, Western Development Corporation. Prior to joining Western Development Corporation, Mr. Siegel was the Vice President of Leasing for the Mid-Atlantic States at Merrill Lynch Commercial Services. Mr. Siegel is a graduate of Boston University with a degree in marketing and finance. Mr. Siegel is a member of the Nominating Committee and the Executive Committee of the Board of Directors.

Incumbent Directors—Term Ending 2004

JAMES C. BRAITHWAITE, Director Since April 1994, Age 61

        President of Kan Am Realty, Inc., a Kan Am affiliated company with investments in commercial real estate in the United States, since 1980. Mr. Braithwaite previously served as Executive Vice President of Operations of the Company from August 1994 to November 1994. Prior to 1980, Mr. Braithwaite served as Executive Vice President of Glasmacher and Company. Mr. Braithwaite is a member of the Executive Committee of the Board of Directors.

JAMES F. DAUSCH, Director Since October 1997, Age 59

        Senior Executive Vice President of Development of the Company since April 1999. From December 1994 to April 1999, Mr. Dausch was Executive Vice President of Development of the Company. Prior to joining the Company, Mr. Dausch was Executive Vice President of Development and New Business for CenterMark Properties, Inc. From 1977 to 1989, Mr. Dausch was employed by The Rouse Company. He is a graduate of The Johns Hopkins University and the Columbia University School of Law.

HON. JOSEPH B. GILDENHORN, Director Since November 1995, Age 72

        Partner of The JBG Companies, a real estate development and management company, or its predecessors since 1956, and partner at the law firm of Brown, Gildenhorn & Jacobs since 1956. Mr. Gildenhorn also serves as Vice Chairman of the Board of Directors of the D.C. Metro Region of BB&T Corporation, a banking institution. Mr. Gildenhorn served as United States Ambassador to Switzerland from August 1989 to March 1993. Mr. Gildenhorn is a member of the Audit Committee and the Executive Compensation Committee of the Board of Directors.

HARRY H. NICK, Director Since April 1994, Age 60

        Private investor through Seneca Investment Group, LLC, which he founded in January 1997. Mr. Nick held various senior executive positions with the Company from January 1993 to August 1996 and acted as a consultant and senior executive with the Company's predecessor, Western Development Corporation, from April 1982 to January 1993. He was employed with the accounting firm of Grant Thornton from 1966 to 1982, serving eight years as an audit partner. Mr. Nick also serves as a director on the board of directors of Bowdek Holdings Ltd., a Canadian real estate company. Mr. Nick is a member of the Audit Committee and the Executive Compensation Committee of the Board of Directors.

ROBERT P. PINCUS, Director Since April 1994, Age 55

        Retired as President of the D.C. Metro Region of BB&T Corporation, a banking institution, since March 2002. From February 1999 to March 2002, Mr. Pincus served as President of the D.C. Metro Region of BB&T Corporation, and from May 1991 to February 1999, he served as Chief Executive Officer and President of Franklin National Bank of Washington, D.C., which merged with BB&T

Corporation. From 1983 to 1991, Mr. Pincus was Chief Executive Officer and President of Sovran Bank/DC National and its predecessors, D.C. National Bank and D.C. National Bancorp, Inc. Mr. Pincus serves as Chairman of the Board of Directors of the D.C. Metro Region of BB&T Corporation. Mr. Pincus is a member of the Audit Committee and the Executive Compensation Committee of the Board of Directors.

Incumbent Directors—Term Ending 2003

CHARLES R. BLACK, JR., Director Since November 1995, Age 54

        Chairman of BKSH & Associates, a public affairs company, since August 2001. From 1980 to August 2001, Mr. Black served as President and Chief Executive Officer of BKSH & Associates or its predecessor, Black Kelley Scruggs & Healey. Mr. Black also serves on the board of directors of the American Conservative Union and the Fund for American Studies. Mr. Black is a member of the Nominating Committee and the Executive Compensation Committee of the Board of Directors.

DIETRICH VON BOETTICHER, Director Since April 1994, Age 60

        Vice Chairman of the Company since April 1994. Mr. von Boetticher has been a Principal of Kan Am, a group of affiliated companies with investments in commercial real estate in Germany and the United States, since 1976 and has been a partner in the law firm of von Boetticher Hasse Lohmann since 1972, both of which businesses are located in Munich, Germany. Mr. von Boetticher is a member of the Nominating Committee of the Board of Directors.

JOHN M. INGRAM, Director Since April 1994, Age 66

        Vice Chairman of the Company since August 1995. In addition, Mr. Ingram is currently an independent retail, real estate and bankruptcy consultant. Mr. Ingram has an extensive history serving with major retailers. From 1993 to 1994, he served as Senior Vice President of T.J. Maxx Company, Inc. and from 1974 to 1993 he was Senior Vice President and Secretary of Marshalls Inc. Mr. Ingram is the Chairman of the International Council of Shopping Centers. Mr. Ingram is a member of the Executive Committee and the Executive Compensation Committee of the Board of Directors.

2001 Board Meetings

        The Board of Directors held six meetings during 2001. Each director of the Company attended at least 75% of the meetings held during 2001 by the Board of Directors and the committees of which he or she was a member.

Committees of the Board of Directors

        In accordance with the Bylaws of the Company, the Board of Directors has established an Executive Committee, an Audit Committee, a Nominating Committee and an Executive Compensation Committee. The membership of these Committees is as set forth in the preceding section of this proxy statement.

EXECUTIVE COMMITTEE

  Number of Directors: 3
  Number of Meetings in 2001: 17
  Functions:

  •
  Exercises the powers of the Board of Directors, except for actions that must be taken by the full Board of Directors under the Delaware General Corporation Law

AUDIT COMMITTEE

  Number of Directors: 5
  Number of Meetings in 2001: 5

        The functions of the Audit Committee and its activities during 2001 are described below under the heading "Report of the Audit Committee."

        All members of the Audit Committee are independent within the meaning of Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listed company manual.

NOMINATING COMMITTEE

  Number of Directors: 4
  Number of Meetings in 2001: 1
  Functions:

  •
  Selects the nominees for election to the Board of Directors

  •
  Considers candidates for the Board of Directors as recommended by the shareholders

        Pursuant to the Company's Bylaws, the Company's nominees to the Board of Directors are selected based on the recommendations made by the Nominating Committee. The Nominating Committee is willing to consider qualified nominees recommended by the shareholders. Shareholders who wish to suggest qualified nominees should write to the Secretary of the Company, 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209.

EXECUTIVE COMPENSATION COMMITTEE

  Number of Directors: 5
  Number of Meetings in 2001: 4
  Functions:

  •
  Determines the compensation for the Company's executive officers

  •
  Administers the Company's equity incentive plan and other compensatory plans

Compensation of Directors

        Base Compensation.    Directors of the Company who are also employees of the Company do not receive director fees. Non-employee directors of the Company receive the following fees for their service in that capacity:

Annual Fee	$24,000
Additional Fee For Each Board of Directors or Committee Meeting Attended	$1,000

        Options/Restricted Stock.    In addition, each non-employee director is entitled to receive grants of restricted stock and options under the Company's Amended and Restated 1994 Executive Equity Incentive Plan. Each such director receives an annual grant of restricted stock, which grant for 2001 had a value of $6,000. The restricted stock vests in three equal annual installments beginning one year after the date of grant. Any options that are unvested as of the date of termination of service as a non-employee director will be forfeited. Upon election and each re-election to the Board of Directors, each non-employee director of the Company receives an option to purchase 1,000 shares of common stock at an exercise price equal to the fair market value of the underlying common stock on the date of election or re-election. The options vest in equal installments on the third and fourth anniversaries of the date of grant, provided that the optionee is still a director on such dates.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL 2)

        The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the accounting firm of Ernst & Young LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2002. Ernst & Young LLP has served as independent auditors of the Company since its initial public offering in 1994. The Company has been advised by Ernst & Young LLP that representatives of Ernst & Young LLP will be present at the Meeting and will be available to respond to appropriate questions. The Company will provide Ernst & Young LLP the opportunity to make a statement.

        The ratification of the appointment of Ernst & Young LLP requires the approval of a majority of the votes cast at the Meeting. Abstentions will have the same effect as votes against Proposal 2. The Board of Directors recommends a vote for the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2002.

DISCLOSURE OF ERNST & YOUNG LLP FEES
FOR THE YEAR ENDED DECEMBER 31, 2001

Audit Fees	$425,000
Financial Information Systems Design and Implementation Fees	0
All Other Fees	1,365,000

Total Fees	$1,790,000

        All other fees for 2001 included audit-related services of $650,000 and non-audit services of $715,000. Audit-related services generally include fees for registration statements and employee benefit and joint venture/partnership audits. Non-audit services generally include fees for tax compliance services.

        Consistent with its charter, the Audit Committee evaluates and considers whether the provision of non-audit services provided by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence pursuant to Independence Standards Board No. 1 (Independence Discussions with Audit Committees).

APPROVAL OF THE MATERIAL TERMS FOR PAYMENT OF
PERFORMANCE-BASED COMPENSATION

(PROPOSAL 3)

        The shareholders of The Mills Corporation are asked to consider and vote upon a proposal to approve the material terms for the payment of performance-based compensation to participants in the Company's annual bonus and long term incentive plans. If the shareholders approve this proposal, the compensation paid under the plans to the Company's chief executive officer and four other most highly compensated officers (the "covered executive officers"), as determined in accordance with the applicable rules under the Exchange Act, will be fully deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended.

        Section 162(m) of the Internal Revenue Code generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its covered executive officers. However, under the Internal Revenue Code there is no limitation on the deductibility of "qualified performance-based compensation." To qualify as performance-based: (1) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals established in writing by a compensation committee while the attainment of such goals is substantially uncertain; (2) the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as "outside directors" for purposes of the exception; (3) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made; and (4) the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied. Performance goals may be based on one or more business criteria that apply to an individual, a business unit or the Company as a whole, but need not be based on an increase or positive result under the business criteria selected. The Executive Compensation Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if a performance goal is attained.

        The Company has implemented an annual bonus plan, generally referred to as the performance incentive plan, and a long term incentive plan in which key employees, including covered executive officers, participate. Employees participating in these plans will be eligible for bonus or incentive compensation subject to attainment of one or more performance goals. Payment of an annual bonus or long term incentive compensation to a key employee intended to satisfy the requirements for qualified performance-based compensation will be contingent upon the attainment of one or more performance goals (which may be stated as alternative goals) established in writing by the Executive Compensation Committee for each performance period. Performance periods will be one or three years long and will generally be based on a calendar year. The Executive Compensation Committee will generally establish performance goals under the performance incentive plan and long term incentive plan based upon the following business criteria:

  •
  growth in funds from operations;

  •
  return on invested capital;

  •
  tenant sales; and

  •
  total shareholder return.

In order to retain flexibility in establishing future performance goals, the Executive Compensation Committee will have the discretion to establish performance goals based on one or more of the following business criteria:

  •
  total stockholder return (on a comparable basis) of a publicly available index, such as, but not limited to, the Standard & Poor's 500 Stock Index;

  •
  return on equity based upon cash flow (calculated as cash flow divided by equity adjusted for non-recurring tenant capital and project abandoned in excess of $5 million);

  •
  pretax earnings;

  •
  earnings before interest expense, taxes, depreciation and amortization;

  •
  pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items;

  •
  operating margin;

  •
  earnings per share;

  •
  return on investment; and

  •
  ratio of debt to shareholder's equity.

        Under the Internal Revenue Code, a director is an "outside director" if he or she is not a current employee; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has never been an officer of the Company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from us in any capacity other than as a director.

        The maximum performance-based awards that may be paid to any key employee based on attainment of one or more of the foregoing performance goals is $2 million if the payment is pursuant to a one year annual bonus plan (a performance incentive plan), and $4 million if the payment is pursuant to a long term incentive plan for a three year performance period. Payment of an award may be paid in the form of cash, stock options, shares of common stock of the Company, restricted stock, restricted stock units, or any combination thereof.

        It is the Executive Compensation Committee's policy to seek to qualify executive compensation for deductibility to the extent that such policy is consistent with the Company's overall objectives in attracting, motivating and retaining its executives. The Executive Compensation Committee from time to time may approve payment of discretionary annual incentive compensation based on business criteria other than the foregoing performance goals. Any such discretionary compensation would not qualify for the exclusion from the $1 million limitation of deductible compensation under Section 162(m).

        The Company expects that payment of incentive compensation for fiscal 2002 to one or more key employees will be subject to attainment of one or more of the performance goals described above. The annual incentive compensation that would have been payable in the last fiscal year or that would be payable in the future based on such performance goals cannot be determined, because the payment of such compensation would be contingent upon attainment of the pre-established performance goals, the maximum amount of such compensation would depend on the Company's performance for the applicable performance period, and the actual annual incentive compensation to a key employee may reflect exercise of the Executive Compensation Committee's discretion to reduce the annual incentive compensation otherwise payable upon attainment of the performance goal.

        Approval of this proposal requires the approval of a majority of the votes cast at the Meeting. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted for purposes of determining the number of votes cast with respect to Proposal 3. Abstentions will have the same effect as votes against Proposal 3.

        The Board of Directors unanimously recommends that the shareholders of the Company vote for the approval of the foregoing material terms for payment of performance-based compensation.

EXECUTIVE OFFICERS OF THE COMPANY

        The following is a biographical summary of the executive officers of the Company as of December 31, 2001 who were not also serving as directors:

        JUDITH S. BERSON, 59, has been Executive Vice President of Leasing of the Company since April 1999 and is responsible for directing the leasing efforts for Anchor/Major, Peripheral/Land Sales and Specialty stores in the Company's portfolio, as well as all projects under development domestically and internationally. From November 1996 to March 1999, Ms. Berson was Executive Vice President of Specialty Leasing. Ms. Berson joined the Company's predecessor, Western Development Corporation, in 1989. Prior to joining Western Development Corporation, Ms. Berson was head of Retail Leasing and Retail Development for Adaron Group, Inc., a diversified development company in North Carolina. Ms. Berson graduated from the University of Michigan with a bachelor's degree in political science and graduated from the University of Santa Clara with a master's degree.

        KENT S. DIGBY, 49, has been Executive Vice President of Management and Marketing of the Company since May 1995 and has directed the management and marketing functions on behalf of the Company and its predecessors since 1988. In this capacity, Mr. Digby oversees all management and marketing issues, including lease administration, property tax and special income, for the entire portfolio of properties for the Company. Prior to 1988, Mr. Digby served as the Vice President of Management for The Rouse Company.

        KENNETH R. PARENT, 41, has been Chief Financial Officer of the Company since May 1995 and Executive Vice President of the Company since November 1997. From September 1994 to November 1997, Mr. Parent was Senior Vice President of the Company. Prior to joining the Company, Mr. Parent's experience included eleven years in public accounting at Kenneth Leventhal & Co. and Price Waterhouse, where he specialized in real estate accounting, tax and consulting. Mr. Parent is a member of the American Institute of Certified Public Accountants and a graduate of the University of Southern California.

        MARK J. RIVERS, 36, Executive Vice President and Chief Strategic Officer of the Company, joined the Company in July 1997 and was appointed to his current offices in April 1999. From November 1997 to April 1999, Mr. Rivers was Senior Vice President—Anchor Leasing of the Company. From 1995 to 1997, Mr. Rivers served as Senior Vice President and Director of Development for DeBartolo Entertainment Company where he led initiatives in retail development and the creation of new restaurant and hospitality concepts. From 1993 to 1995, Mr. Rivers was Vice President of New City Development for Mirage Resorts, Incorporated. Mr. Rivers is a graduate of the State University of New York at Albany.

EXECUTIVE COMPENSATION

        The following table sets forth certain information concerning the annual and long-term compensation for the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company:

Summary Compensation Table

		Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation			Restricted Stock Awards(1)*			Securities Underlying Options/ SARS(#)(2)*	All Other Compensation
Laurence C. Siegel Chairman of the Board of Directors and Chief Executive Officer	2001 2000 1999	$700,000 660,220 534,809	$1,650,000 800,000 1,000,000	(3)	$	— — —		$	— — —		— — —	$1,509,400 1,358,900 1,658,900	(4)* (5)* (6)*
James F. Dausch Senior Executive Vice President — Development and Director	2001 2000 1999	379,356 362,338 339,409	263,765 161,238 192,500			164,633 — —	(7)		— 362,796 352,616	(8)	— — —	6,924 6,893 6,870	(9) (9) (9)
Kenneth R. Parent Executive Vice President — Finance and Chief Financial Officer	2001 2000 1999	314,324 300,223 283,275	222,522 121,452 145,000			— — —			— 270,543 262,946	(8)	— — —	9,066 8,541 8,510	(10) (10) (10)
Judith S. Berson Executive Vice President — Leasing	2001 2000 1999	349,428 333,155 306,625	141,356 135,016 163,200			— — —			— 300,762 295,955	(8)	— — —	9,130 8,600 8,576	(11) (11) (11)
Kent S. Digby Executive Vice President — Management and Marketing	2001 2000 1999	316,039 300,287 282,085	159,812 122,115 142,644			— — —			— 272,034 258,673	(8)	— — —	9,070 8,542 8,509	(12) (12) (12)

*
Each grant is based on performance in the prior fiscal year and is reported in this table for the applicable year of performance.
(1)
The number of shares of restricted stock held by Messrs. Siegel, Dausch, Digby and Parent and Ms. Berson on December 31, 2001 was 37,893, 52,678, 36,094, 35,905 and 44,764, respectively. The value of these restricted stock holdings as of December 31, 2001 was $1,003,407, $1,394,913, $955,769, $950,764 and $1,185,351, respectively, based upon the closing price of the common stock on the NYSE on December 31, 2001, which was $26.48. Each award of restricted stock vests in five equal annual installments beginning on April 1 of the year after the date of grant, except for 2001 awards which vest 20% on April 1, 2003 and 40% on each of April 1, 2004 and 2005. Unvested restricted stock is subject to forfeiture upon termination of the executive's employment, with limited exceptions. Holders of restricted stock are entitled to receive dividends on their restricted stock awards beginning on the first anniversary of the date of grant.
(2)
On April 1, 1999, the Company granted stock appreciation rights to Messrs. Siegel, Dausch, Digby and Parent and Ms. Berson for 119,377, 57,499, 51,339, 49,843 and 49,843 shares, respectively. The SARs become exercisable only upon a change of control of the Company, and have an exercise price of $24.50 per share. The SARs granted to an executive officer will be forfeited if his or her employment with the Company terminates for any reason on or before the date that is six months prior to the effective date of the change of control, or by reason of death or total and permanent disability. The Company made the SAR grants in exchange for and to replace options granted on January 1, 1998.
(3)
Of which $1,000,000 is an annual bonus which remains subject to adjustment pending conclusion of the Executive Compensation Committee's review of Mr. Siegel's 2001 performance.
(4)
Of which $1,500,000 is an incentive payment which is payable in cash and vests 20% on April 1, 2003 and 40% on each of April 1, 2004 and 2005, and remains subject to adjustment pending conclusion of the Executive Compensation Committee's review of Mr. Siegel's 2001 performance. Unvested amounts are subject to forfeiture upon termination of the executive's employment. Also includes Company contributions to the 401(k) Plan of $8,500 and the cost of group term life insurance amounting to $900.
(5)
Of which $1,350,000 is an incentive payment which is payable in cash and vests in five equal annual installments commencing April 1, 2002, all in accordance with the terms of Mr. Siegel's employment agreement. Unvested amounts are subject to forfeiture upon termination of the executive's employment. Also includes Company contributions to the 401(k) Plan of $8,000 and the cost of group term life insurance amounting to $900.

(6)
Of which $1,650,000 is an incentive payment which is payable in cash and vests in five equal annual installments commencing April 1, 2001, all in accordance with the terms of Mr. Siegel's employment agreement. Unvested amounts are subject to forfeiture upon termination of the executive's employment. Also includes Company contributions to the 401(k) Plan of $8,000 and the cost of group term life insurance amounting to $900.
(7)
Of this amount, $146,933 reflects the amount of a loan forgiven by the Company in accordance with the terms of Mr. Dausch's employment agreement.
(8)
To be determined.
(9)
Includes Company contributions to the 401(k) Plan of $6,240 for each of 2001, 2000 and 1999 and the cost of group term life insurance amounting to $684, $653 and $630 in 2001, 2000 and 1999, respectively.
(10)
Includes Company contributions to the 401(k) Plan of $8,500 for 2001 and $8,000 for each of 2000 and 1999 and the cost of group term life insurance amounting to $566, $541 and $510 for 2001, 2000 and 1999, respectively.
(11)
Includes Company contributions to the 401(k) Plan of $8,500 for 2001 and $8,000 for each of 2000 and 1999 and the cost of group term life insurance amounting to $630, $600 and $576 in 2001, 2000 and 1999, respectively.
(12)
Includes Company contributions to the 401(k) Plan of $8,500 for 2001 and $8,000 for each of 2000 and 1999 and the cost of group term life insurance amounting to $570, $542 and $509 for 2001, 2000 and 1999, respectively.

        The following table provides information regarding exercised and unexercised options and SARs held by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company at December 31, 2001:

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options/SARs at December 31, 2001		Value of Unexercised In-The-Money Options/SARs at December 31, 2001(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable(2)
Laurence C. Siegel	0	$0	455,633	144,379	$1,943,545	$601,804
James F. Dausch	0	0	238,516	69,984	1,231,105	293,013
Kenneth R. Parent	0	0	181,564	111,781	870,475	716,208
Judith S. Berson	34,520	221,299	134,829	61,749	341,962	259,164
Kent S. Digby	0	0	237,113	115,571	1,165,021	741,638

(1)
Based on the closing price of $26.48 per share of common stock on the NYSE on December 31, 2001.
(2)
All SAR grants become exercisable only upon a change of control in the Company. The value of unexercised in-the-money SARs for Messrs. Siegel, Dausch, Digby and Parent and Ms. Berson were $236,366, $113,848, $101,651, $98,689 and $98,689, respectively.

Employment Agreements and Other Arrangements

        In July 2001, the Company and Mr. Siegel finalized Mr. Siegel's employment agreement, which had been under negotiation since 1998. The employment agreement is effective as of April 1, 2000 and will expire on March 31, 2004. During the term of the agreement, Mr. Siegel will receive an annual base salary of $700,000. Pursuant to the terms of the agreement, the Company paid to Mr. Siegel a special bonus of $650,000 in October 2001 and $500,000 on April 1, 2002, and will pay to Mr. Siegel a special bonus of $500,000 on April 1, 2003. Also pursuant to the terms of the agreement, the Company has paid to Mr. Siegel an annual bonus of $1,000,000 for 1999, $800,000 for 2000 and $1,000,000 for 2001, subject to adjustment pending conclusion of the Executive Compensation Committee's review of Mr. Siegel's 2001 performance, and will pay to Mr. Siegel an annual bonus of $1,000,000 for each of 2002 and 2003. The annual bonus is subject to adjustment based on his achievement of certain performance objectives and other criteria determined by the Executive Compensation Committee. Additionally, Mr. Siegel will receive incentive compensation based on performance in the prior measuring year, which incentive compensation will be comprised of cash, restricted stock or options to purchase shares of common stock or a combination thereof and will be subject to vesting requirements, all as determined by the Executive Compensation Committee. Pursuant to the terms of the agreement, as of April 1, 2000, 2001 and 2002, the Company awarded to Mr. Siegel incentive compensation of $1,650,000 based on 1999 performance, $1,350,000 based on 2000 performance and $1,500,000 based on 2001 performance, subject to adjustment pending conclusion of the Executive Compensation Committee's review of Mr. Siegel's 2001 performance, respectively. On each of April 1, 2003 and 2004, Mr. Siegel will receive incentive compensation of $1,500,000 based on performance in 2002 and 2003, respectively. The amount of incentive compensation to be awarded is subject to adjustment based on his achievement of certain performance objectives and other criteria determined by the Executive Compensation Committee.

        Pursuant to the terms of Mr. Siegel's employment agreement, Mr. Siegel also is entitled to receive fringe benefits in an amount not to exceed $50,000 per annum in addition to the benefits that generally are applicable to other executives of the Company. To the extent that fringe benefits provided during a calendar year amount to less than $50,000, additional fringe benefits may be provided during any calendar year of the term of the employment agreement. Mr. Siegel received fringe benefits in the aggregate amount of $47,900 during 2001. If the Company terminates Mr. Siegel's employment without cause or Mr. Siegel terminates his employment for good reason, Mr. Siegel will receive severance pay and benefits in accordance with the Company's severance policy then in effect. The employment agreement contains non-competition provisions prohibiting Mr. Siegel, subject to certain limited exceptions and certain criteria, from engaging directly or indirectly in the development, redevelopment, operation, management or leasing of any type of retail shopping center in a manner that would compete with the Company's then-existing business activities anywhere in the world during the period of employment with the Company and for a period thereafter of up to 18 months so long as the Company continues to pay to Mr. Siegel an amount equal to his base salary.

        The Company also entered into employment agreements in 1997 with each of Messrs. Dausch, Digby and Parent and Ms. Berson (the "1997 Agreements"). Pursuant to the 1997 Agreements, each employee agreed to be employed by the Company for a term of three years, with the agreement to be automatically renewed for successive one-year periods unless terminated by the employee or the Company. The Company, in turn, agreed to pay Messrs. Dausch, Digby and Parent and Ms. Berson an initial base annual salary of $288,400, $257,500, $208,000 and $250,000, respectively, subject to review and adjustment on April 1 of each year. Annual bonuses will be paid, and incentive compensation will be awarded, as determined in the sole discretion of the Executive Compensation Committee.

        The 1997 Agreements provide that if, prior to six months before or after two years following the effective date of a change of control in the Company, the employee's employment is terminated by the Company without cause or by the employee for good reason, the employee will be entitled to receive an amount equal to two years annual salary. The Company also will pay for the continuation of the employee's welfare benefits for a period of 24 months after the date of termination. For the purpose of the 1997 Agreements, a "change of control" means (1) the acquisition by any entity, person or group of persons acting in concert of beneficial ownership of more than 50% of shares having the power to elect the Company's directors; (2) the consummation of a merger, consolidation or other business combination involving the Company that results in the pre-transaction holders of voting securities having less than 50% of total voting power in an election of directors of the surviving entity; (3) directors of the Company at the beginning of any consecutive two-year period ceasing to constitute a majority of directors, unless the nomination or election of each new director was approved by at least two-thirds of the directors then in office and who were directors at the beginning of the two-year period; or (4) the sale or transfer of all or substantially all of the Company's assets to a non-affiliate.

        In the event that the employee's employment is terminated other than by the Company for cause or by reason of the employee's death or disability within six months before or within two years after the effective date of a change of control, or is terminated by the employee for good reason within six months before or within one year after the effective date of a change of control, then the employee will be entitled to receive (1) an amount equal to two times the employee's highest annualized base salary, (2) an amount equal to two times the greater of (a) the employee's average annual bonus earned during the three years prior to a change of control or (b) the target level of bonus established for the fiscal year during which employment was terminated, and (3) an amount equal to the target level of bonus established for the fiscal year during which employment was terminated. In addition, the employee will receive medical, dental and life insurance for 24 months after the effective date of termination. To the extent these payments are golden parachute payments under Section 280G of the Internal Revenue Code, the Company will be required to pay to the executive an amount necessary to gross-up the payments for any taxes.

        The 1997 Agreements contain non-competition provisions that prohibit the employees, subject to certain limited exceptions, from engaging directly or indirectly, without the Company's prior consent, in the development, redevelopment, operation, management or leasing of a retail shopping center or retail shopping center services within a certain area and/or with specified competitors during the period of employment with the Company and for 24 months thereafter, except that if the employee terminates his or her employment for good reason as defined in his employment agreement, the non-competition period ends one year after the date employment is terminated. In addition, the non-competition provisions prohibit the employee from inducing any employee of the Company to terminate his employment with the Company, accepting employment with any competitor of the Company or interfering with any similar manner with the business of the Company during the period of employment with the Company and for a period of 24 months thereafter.

        In 1995, in accordance with Mr. Dausch's 1994 employment agreement with the Company, the Company made a $150,000 housing relocation loan to Mr. Dausch. Pursuant to the 1994 employment agreement, one-third of the loan was forgiven in 1996. The balance of the loan principal plus interest was carried forward into Mr. Dausch's current 1997 employment agreement, pursuant to which terms the loan principal, together with all accrued interest, was forgiven on December 31, 2001.

        Each of these executive officers has been granted stock appreciation rights that become exercisable only upon a change of control of the Company. For the purpose of the SARs, "change of control" means (1) the acquisition by any entity, person or group of persons acting in concert of beneficial ownership of more than 50% of shares having the power to elect the Company's directors; (2) the consummation of a merger, consolidation or other business combination involving the Company that results in the pre-transaction holders of voting securities having less than 50% of total voting power in an election of directors of the surviving entity; (3) directors of the Company at the beginning of any consecutive two-year period ceasing to constitute a majority of directors, unless the nomination or election of each new director was approved by at least two-thirds of the directors then in office who were directors at the beginning of the two-year period; or (4) the sale or transfer of all or substantially all of the Company's assets to a non-affiliate.

Compensation Committee Interlocks and Insider Participation

        During 2001, the Company compensated John Ingram Realty Advisors, Inc., a consulting firm wholly owned by Mr. Ingram, who is the chairman of the Executive Compensation Committee, for consulting services performed during 2001 in connection with the acquisition and development of certain sites for future projects, including for the firm's significant involvement in the Company's efforts to procure a site in the Boston, Massachusetts metropolitan area. The aggregate compensation was $65,000 for services performed during 2001. Aggregate fees for services performed by John Ingram Realty Advisors, Inc. exceeded five percent of the gross revenues of John Ingram Realty Advisors, Inc. in November 2001. No action was taken by the Executive Compensation Committee regarding equity grants to executive officers reasonably likely to be subject to Section 162(m) of the Internal Revenue Code following such date.

        In October 2001, the Company entered into a consulting agreement with Mr. Nick, who is a member of the Executive Compensation Committee, for consulting services relating to real estate transactions and other matters assigned to him from time to time. The consulting agreement is effective beginning August 1, 2001 for 17 months. Mr. Nick's compensation consists of two components: (1) monthly compensation of $15,000 and (2) a success fee to be determined by mutual agreement between Mr. Nick and the Company, based upon projects completed by December 31 of the measuring year. The aggregate compensation for services performed during 2001 was $75,000. No determination has been made regarding whether a success fee will be paid based on projects completed by December 31, 2001. No action was taken by the Executive Compensation Committee regarding equity grants to executive officers reasonably likely to be subject to Section 162(m) of the Internal Revenue Code following the commencement of Mr. Nick's consulting services to the Company.

Performance Graph

        The following performance graph and table compares the cumulative total shareholder return on the Company's common stock (NYSE symbol: MLS) with the cumulative return on the S&P 500, the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT") and the Morgan Stanley REIT Index for the five fiscal years commencing December 31, 1996 and ending December 31, 2001, assuming an investment of $100 on December 31, 1996 in the Company's common stock and the reinvestment of all dividends. The Company has elected to use the Morgan Stanley REIT Index for purposes of generating the graph and the information for the table because the Morgan Stanley REIT Index is more readily accessible to the Company's security holders. The Company previously has used the NAREIT Equity Index, most recently in its 2001 proxy statement. The following graph and table reflect a comparison of the Company's total return with both indices:

Cumulative Total Shareholder Return
The Company versus S&P 500, NAREIT Equity and Morgan Stanley REIT Indices

	12/96	12/97	12/98	12/99	12/00	12/01
The Company	100	111	98	96	101	173
S&P 500 Index	100	133	171	207	188	166
NAREIT Equity Index	100	120	82	95	126	114
Morgan Stanley REIT Index	100	119	99	94	119	135

Sources: Bloomberg and NAREIT

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE
COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT
OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

REPORT OF THE AUDIT COMMITTEE

        In 2000, the Board of Directors adopted a charter for the Audit Committee. As described in more detail in the charter, the Audit Committee's primary responsibilities fall into three broad categories:

  •
  first, the Audit Committee is charged with recommending to the Board of Directors whether to include the audited financial statements in the Annual Report on Form 10-K filed with the Securities and Exchange Commission, based upon discussions with management and the Company's independent auditors about the draft annual financial statements and key accounting and reporting matters;
  •
  second, the Audit Committee is responsible for matters concerning the relationship between the Company and its independent auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the independent auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board No. 1 (Independence Discussions with Audit Committees)); and
  •
  third, the Audit Committee oversees management's implementation of effective systems of internal controls.

        The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee's charter. To carry out its responsibilities, the Audit Committee met five times during fiscal 2001.

        In overseeing the preparation of the Company's financial statements, the Audit Committee met with both management and the Company's independent auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee's review included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees).

        With respect to the Company's independent auditors, the Audit Committee, among other things, discussed with Ernst & Young matters relating to Ernst & Young's independence, including the disclosures made to the Audit Committee as required by the Independence Standards Board No. 1 (Independence Discussions with Audit Committees).

        In response to recent developments in the financial market and resulting increased scrutiny of business practices, the Audit Committee followed up further with and made additional inquiries of both management and Ernst & Young to reconfirm (1) the accuracy and completeness of disclosures made by the Company regarding the Company's off-balance sheet and contingent obligations, (2) the adequacy of Ernst & Young's review of the Company's financial statements, (3) the compliance by the Company's financial statements and off-balance sheet and contingent obligations disclosure with both the securities law and the spirit of the Security and Exchange Commission's recent statement regarding management's discussion and analysis of financial condition and results of operations, and (4) the independence of Ernst & Young from the Company.

        Finally, the Audit Committee continued to monitor the scope and adequacy of the Company's internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

        On the basis of the these reviews and discussions, the Audit Committee recommended to the Company's Board of Directors that the Board approve the inclusion of the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                      Audit Committee
                      Hon. Joseph B. Gildenhorn
                      Harry H. Nick
                      Franz von Perfall
                      Robert P. Pincus
                      Cristina L. Rose

REPORT ON EXECUTIVE COMPENSATION

        The Executive Compensation Committee (the "Committee") of the Board of Directors has prepared the following report regarding 2001 executive compensation. The five member Committee is composed entirely of non-employee directors and is responsible for determining the compensation for the Company's executive officers and for administration of the Company's Amended and Restated 1994 Executive Equity Incentive Plan. This report describes the Committee's basic approach to executive compensation and the basis on which 2001 compensation determinations were made by the Committee with respect to the Company's executive officers, including the officers named in the Summary Compensation Table (the "Named Executive Officers"). The Committee works closely with the entire Board of Directors in the execution of the Committee's duties.

Executive Compensation Policy

        The members of the Committee believe that the Company's success is due in large part to its employees and, in particular, to the leadership of its executive officers. The primary objectives of the Committee in determining executive compensation are (1) to enable the Company to attract and retain qualified executives by providing a competitive total compensation package, and (2) to align the executives' compensation with the Company's overall performance and the financial interests of the Company's shareholders by (a) tying a significant portion of executive compensation to the Company's success in meeting specified performance objectives adopted annually and adjusting compensation commensurate with overall corporate results, and (b) adopting compensation programs that emphasize share ownership and provide each executive officer the opportunity to hold a significant equity stake in the Company through stock options and restricted stock grants.

        In 1996, the Committee engaged Towers Perrin, an outside compensation consulting firm, to analyze the Company's plans for executive officers' base salaries, cash bonus incentives and long term incentives. As part of its examination of the Company's compensation program, Towers Perrin used publicly-available data to compare the Company's compensation plans with plans offered by comparable companies (the "comparable companies") active in the ownership, development and operation of shopping centers. The comparable companies included CBL & Associates Properties, Inc., Crown America Realty Trust, Federal Realty Investment Trust, General Growth Properties, Inc., Glimcher Realty Trust, The Rouse Company, DeBartolo Realty Corporation, Simon Property Group, Inc., Taubman Centers, Inc. and Urban Shopping Centers, Inc., among others. Based on the findings in the Towers Perrin analysis, the Committee implemented a comprehensive compensation plan (the "Compensation Plan") consisting of three principal components: (1) base salary, (2) an annual bonus plan and (3) incentive compensation plan.

        The Company again consulted with Towers Perrin in 2000 in order to update the Compensation Plan and bring the Company's compensation practice into conformity with the Company's goals and objectives. Towers Perrin analyzed new compensation strategies for the Company's executive officers and helped the Company establish new performance targets and corresponding compensation. While the Company did not consult with a compensation consulting firm in 2001 regarding base salary or annual bonus, the Company expects to do so in early 2003. The Company currently is working with Deloitte & Touche LLP to establish a new incentive compensation plan for the Company's executive officers. The plan has been approved by the Board of Directors and is being presented for approval to the shareholders as Proposal 3. The Committee believes that the plan will more closely align the executive officers' compensation with shareholder value.

        The Committee in conjunction with the Board of Directors has identified four criteria to be used in determining 2002 compensation: (1) growth in funds from operations; (2) return on invested capital; (3) tenant sales; and (4) total shareholder return. The Committee's objective behind the use of these performance criteria is to further link executive compensation with the financial interests of shareholders.

2001 Executive Officer Compensation

        Base Salary.    Consistent with Mr. Siegel's employment agreement, his base salary remained at $700,000 for 2001. Effective April 2001, the base salary for each of the other executive officers was increased by approximately 4.7% from the base salary for the prior year. The increase was based on the Committee's review of the compensation paid by comparable companies to their executive officers as well as the competitive market data provided by Towers Perrin in 2000 in establishing competitive base salaries at the 75th percentile and above for the Company's executive officers for 2001.

        Annual Bonus.    Goals and objectives were established pursuant to the annual bonus plan as the basis for determining the cash bonuses paid to the executive officers for 2001 performance. The Company's overall goals and objectives included achieving budgeted levels of net operating income from the Company's properties; achieving budgeted levels of funds from operations; managing central office expenditures within budgeted levels; and achieving specified levels of property-specific development, operations and leasing. The Committee also evaluated individual performance based on factors such as the individual's degree of responsibility, ability to affect future Company performance, salary level and contribution to the overall success of the Company, as measured by individual achievement of specific goals and objectives as well as to the general level of performance by the Company. Other general considerations included total stockholder return, sales per square feet and funds from operations per share. The Company's actual performance in achieving its goals and objectives was used in calculating the adjusted bonus levels payable to the executive officers for 2001.

        Incentive Compensation.    Pursuant to the terms of Mr. Siegel's employment agreement, Mr. Siegel's incentive compensation will be comprised of cash, restricted stock or options to purchase shares of common stock of a combination thereof, as determined by the Committee. On April 11, 2002, the Company awarded to Mr. Siegel incentive compensation payable in cash in the amount of $1,500,000, subject to adjustment pending conclusion of the Committee's review of Mr. Siegel's 2001 performance. Also on April 11, 2002, the Committee approved grants of restricted stock to Messrs. Dausch, Digby and Parent and Ms. Berson pursuant to the Company's Amended and Restated 1994 Executive Equity Incentive Plan. The actual number of restricted shares granted will be determined by dividing a fixed cash value by the price of the Company's common stock as of April 11, 2002, which price will be discounted to account for vesting. The cash values for Messrs. Dausch, Digby and Parent and Ms. Berson are $479,573, $287,661, $400,539 and $254,441, respectively. The Company is working with Deloitte & Touche LLP to determine the discount to be used in the calculations. Each award of incentive compensation for 2001 vests 20% on April 1, 2003 and 40% on each of April 1, 2004 and 2005. Unvested amounts are subject to forfeiture upon termination of the executive's employment, with limited exceptions. The incentive payment awarded to Mr. Siegel and the cash values based on which grants of restricted stock to Messrs. Dausch, Digby and Parent and Ms. Berson will be calculated, were determined based on the considerations described above in "Annual Bonus," among others, and were quantified based on specific operational performance thresholds and targets.

2001 Chief Executive Officer Pay

        In July 2001, the Company and Mr. Siegel entered into an employment agreement. The employment agreement is effective as of April 1, 2000 and will expire on March 31, 2004. In establishing Mr. Siegel's annual salary, bonus and incentive compensation under the employment agreement, the Committee reviewed a study by Towers Perrin analyzing the compensation of executives in comparable companies within the real estate development industry. Mr. Siegel's total direct compensation under his employment agreement would place him in the 92nd percentile when compared to the group consisting of the highest-paid executive in each of the comparable companies. Mr. Siegel's annual compensation is comprised of a base salary, a special bonus, an annual bonus and incentive compensation consisting of cash, options or restricted stock grants or a combination thereof. The annual bonus and incentive compensation will be subject to, and subject to adjustment for, the achievement of certain performance objectives and other criteria, such as those described above in "Annual Bonus." The Committee believes that basing a large portion of Mr. Siegel's compensation on performance objectives and certain other criteria fulfills a Company objective of linking Mr. Siegel's compensation directly and closely to increasing shareholder value.

        In accordance with Mr. Siegel's employment agreement, Mr. Siegel received a base salary in 2001 of $700,000 and a special bonus of $650,000. Mr. Siegel received 100% of his 2001 annual bonus of $1,000,000 and incentive compensation of $1,500,000, based on the Company's achievement of its 2001 goals and objectives, as outlined above in "2001 Executive Officer Compensation." Mr. Siegel's annual bonus and incentive compensation may be subject to adjustment pending conclusion of the Committee's review and analysis of Mr. Siegel's 2001 performance.

$1 Million Pay Deductibility Limit

        Section 162(m) of the Internal Revenue Code prohibits publicly traded companies from taking a tax deduction for compensation paid in excess of $1 million in any taxable year to a Named Executive Officer. An exception to the Section 162(m) deduction limitation exists for performance-based compensation. The Company's restricted stock grants in 2001 and Mr. Siegel's compensation are subject to the $1 million deduction limitation because they are not considered "performance-based" within the meaning of Section 162(m).

        The Committee's policy is to make every reasonable effort to ensure that compensation complies with Section 162(m). The Committee also believes, however, that the Company must balance the benefit of deductions against the need to provide the Company's executives with proper incentives to remain with the Company. For this reason, the Committee recommends that shareholders approve the performance-based compensation plan discussed in Proposal 3. Section 162(m) does not affect the Company as directly as it does Subchapter C corporations because the Company is a REIT and ordinarily does not pay taxes. The Committee does not believe that it is necessarily in the best of the Company and its shareholders that all compensation meet the requirements of Section 162(m) for deductibility and the Committee may determine to award non-deductible compensation in such circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

                      Executive Compensation Committee
                      John M. Ingram, Chairman
                      Charles R. Black, Jr.
                      Hon. Joseph B. Gildenhorn
                      Harry H. Nick
                      Robert P. Pincus

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The following table sets forth information regarding the beneficial ownership of shares of common stock as of February 28, 2002 for (1) each person known by the Company to be the beneficial owner of more than five percent of the outstanding common stock, (2) each director of the Company, its Chief Executive Officer and the four other most highly compensated executive officers of the Company and (3) the directors and executive officers of the Company as a group. Each person named in the table has sole voting and/or investment power with respect to all shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Units of limited partnership interest in the Operating Partnership, of which the Company is the sole general partner and the owner of 64.34% of the outstanding units as of February 28, 2002, owned by a person named in the table are included in the calculation for all three columns because the person may redeem the units at any time for cash equal to the value of an equal number of shares of common stock or, at the discretion of the Company, for an equal number of shares of common stock. The extent to which a person holds units as opposed to common stock is described in the footnotes. Because of limitations on ownership of common stock imposed by the Company's certificate of incorporation, some holders of units listed below could not in fact redeem all of their units for common stock without divesting a substantial number of shares of common stock in connection with the redemption. The address of the directors, executive officers and beneficial owners included in the table below is 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209, unless otherwise provided.

Name of Beneficial Owner	Number of Shares of Common Stock		Percent of Shares of Common Stock(1)	Percent of Shares of Common Stock and Units(2)
Laurence C. Siegel	1,532,601	(3)	4.88%	3.22%
James F. Dausch	359,029	(4)	1.17%	*
Judith S. Berson	225,932	(5)	*	*
Kent S. Digby	339,944	(6)	1.11%	*
Kenneth R. Parent	288,223	(7)	*	*
Dietrich von Boetticher	455,348	(8)	1.48%	*
John M. Ingram	10,046	(9)	*	*
Charles R. Black, Jr	6,996	(10)	*	*
James C. Braithwaite	231,924	(11)	*	*
Joseph B. Gildenhorn	16,546	(12)	*	*
Harry H. Nick	274,061	(13)	*	*
Franz von Perfall	136,458	(14)	*	*
Robert P. Pincus	9,546	(15)	*	*
Cristina L. Rose	4,046	(16)	*	*
Kan Am (17)	13,447,362	(18)	30.73%	28.55%
All executive officers and directors as a group (15 persons)	4,017,902	(19)	12.04%	8.25%

*
Less than 1%.

(1)
For purposes of this calculation, the number of shares of common stock deemed outstanding is the sum of (1) 30,312,082 shares of common stock outstanding as of February 28, 2002, (2) the number of shares of common stock issuable to the named person(s) upon the exercise of options exercisable within 60 days of February 28, 2002, plus (3) the number of shares of common stock issuable to the named person(s) upon redemption of the units held by such named person(s).

(2)
For purposes of this calculation, the number of shares of common stock and units deemed outstanding is the sum of (1) 30,312,082 shares of common stock outstanding as of February 28,

  2002, (2) 16,797,152 units outstanding as of February 28, 2002 (excluding units held by the Company), plus (3) the number of shares of common stock issuable to the named person(s) upon the exercise of options exercisable within 60 days of February 28, 2002.

(3)
Includes 446,340 shares of common stock, 556,793 units and options to purchase 529,468 shares of common stock exercisable within 60 days of February 28, 2002.

(4)
Includes 84,786 shares of common stock and options to purchase 274,243 shares of common stock exercisable within 60 days of February 28, 2002.

(5)
Includes 59,684 shares of common stock and options to purchase 166,248 shares of common stock exercisable within 60 days of February 28, 2002.

(6)
Includes 48,391 shares of common stock, 4,846 units and options to purchase 286,707 shares of common stock exercisable within 60 days of February 28, 2002.

(7)
Includes 58,651 shares of common stock and options to purchase 229,572 shares of common stock exercisable within 60 days of February 28, 2002.

(8)
Includes 1,046 shares of common stock, 452,302 units and options to purchase 2,000 shares of common stock exercisable within 60 days of February 28, 2002.

(9)
Includes 8,046 shares of common stock and options to purchase 2,000 shares of common stock exercisable within 60 days of February 28, 2002.

(10)
Includes 4,996 shares of common stock and options to purchase 2,000 shares of common stock exercisable within 60 days of February 28, 2002.

(11)
Includes 2,046 shares of common stock, 205,703 units and options to purchase 2,500 shares of common stock exercisable within 60 days of February 28, 2002. Also includes 3,000 shares of common stock held in an account for Mr. Braithwaite's mother-in-law with respect to which Mr. Braithwaite shares voting and investment power, and 18,675 units held by Braithwaite Family Partnership, of which Mr. Braithwaite is the general partner and has voting and investment power.

(12)
Includes 15,046 shares of common stock and options to purchase 1,500 shares of common stock exercisable within 60 days of February 28, 2002.

(13)
Includes 160,193 shares of common stock, 111,568 units and options to purchase 500 shares of common stock exercisable within 60 days of February 28, 2002. Also includes 1,800 shares of common stock held by Nick Family Trust, of which Mr. Nick is a trustee and has voting and investment power.

(14)
Includes 21,046 shares of common stock, 112,912 units and options to purchase 2,500 shares of common stock exercisable within 60 days of February 28, 2002.

(15)
Includes 7,046 shares of common stock and options to purchase 2,500 shares of common stock exercisable within 60 days of February 28, 2002.

(16)
Includes 3,046 shares of common stock and options to purchase 1,000 shares of common stock exercisable within 60 days of February 28, 2002.

(17)
The Company is in the process of finalizing a waiver of the limitations on ownership of common stock as to Kan Am and its affiliates, subject to limitations in the Company's certificate of incorporation to preserve the Company's REIT status. The address for Kan Am is The Forum, 3290 Northside Parkway, Suite 825, Atlanta, Georgia 30327.

(18)
Includes 13,447,362 units deemed to be beneficially owned by Kan Am as general partner of ten limited partnerships and as controlling shareholder of four corporations and one German company.

(19)
Includes 964,009 shares of common stock, 1,462,799 units and options to purchase 1,591,094 shares of common stock exercisable within 60 days of February 28, 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Joint Ventures with Kan Am

        Three members of the Board of Directors of the Company, Messrs. von Boetticher, Braithwaite and von Perfall, are affiliated with Kan Am US, Inc. and its affiliates, referred to hereinafter as "Kan Am". Kan Am is a real estate developer and investment partnership sponsor headquartered in Germany. Kan Am provides the funds for many of the Company's joint venture projects. Kan Am and its principals may benefit from providing such funds. Consequently, Messrs. von Boetticher, Braithwaite and von Perfall have a conflict of interest with respect to joint ventures entered into by the Company and Kan Am. When the Board of Directors (and the Executive Committee, of which Mr. Braithwaite is a member) voted on the proposed joint ventures with Kan Am, each of Messrs. von Boetticher, Braithwaite and von Perfall abstained from voting. The Company does not know the precise arrangement Kan Am has with the investment partnerships that participate in the joint venture projects, but believes that Kan Am and its principals derive fees from the investment partnerships based on the amount of funds raised from the partners in those investment partnerships and will have carried interests in the partnerships disproportionate to the amount of capital they contribute to such partnerships. These fees are borne by Kan Am's investors, not the Company. As of February 28, 2002, Kan Am owned approximately 28.55% of the outstanding units in the Operating Partnership.

        The following table sets forth capital contribution and residual sharing information as of December 31, 2001 for the joint ventures in which the Company and Kan Am are partners:

	Residual Sharing Percentage				Percentage of Total Required Initial Capital Contributions		Amount of Unreturned Capital Contributions (in millions)(1)
Project
	Company		Kan Am		Company	Kan Am	Company		Kan Am
Arundel Mills	37.5%		25.0%		25.0%	50.0%	$17.5		$35.0
Colorado Mills	56.25		18.75		37.5	37.5	16.8	(2)	25.5
Concord Mills	37.5		25.0		25.0	50.0	12.5		25.0
Discover Mills	50.0		50.0		0.0	100.0	0.0		70.0
Grapevine Mills	37.5		25.0		25.0	50.0	4.1	(3)	29.0
Katy Mills	62.5		37.5		25.0	75.0	26.25		78.75
Meadowlands Mills	66.7	(4)	33.3	(4)	33.3	66.7	32.2	(5)	24.0	(5)
Ontario Mills	50.0		25.0		25.0	50.0	6.7	(6)	23.2	(7)
The Block at Orange	50.0		50.0		0.0	100.0	0.0		60.0

(1)
Reflects actual amount of capital contributions unreturned as of December 31, 2001.

(2)
$8.7 million of required $25.5 million remained to be funded as of December 31, 2001.

(3)
Initial capital contribution was $13.6 million, of which an aggregate of $9.5 million was returned to the Company as of December 31, 2001. The Company would be required to re-contribute an aggregate of $6.2 million before Kan Am would be required to make any additional capital contributions.

(4)
The Company's residual sharing percentage will be 53.3% and Kan Am's residual sharing percentage will be 26.7% when the various conditions to delivery of the executed joint venture agreement from escrow have been satisfied, such as the receipt of the Section 404 wetlands fill permit. When the joint venture agreement is released from escrow, Empire Ltd. and Bennett S. Lazare will become joint venture partners with the Company and Kan Am in developing Meadowlands Mills.

(5)
The project's equity requirements have not yet been determined. As of December 31, 2001, the Company had invested approximately $72.7 million, of which $32.2 million is the Company's equity contribution and the balance is an advance to the joint venture, and Kan Am had made $24.0 million in equity contribution.

(6)
Of which $0.9 million does not earn a 9% priority return. Initial capital contribution was $10.0 million, which later was increased to $12.3 million, of which an aggregate of $5.6 million was returned to the Company as of December 31, 2001. The Company would be required to re-contribute an aggregate of $5.6 million before Kan Am would be required to make any additional capital contributions.

(7)
Initial capital contribution was $22.5 million, which later was increased to $23.2 million.

        Generally, each joint venture partner receives a cumulative construction period preference until construction is substantially completed and permanent financing is secured, and will receive a priority return thereafter, equal to 9% per annum on its capital contribution. The Operating Partnership guarantees Kan Am's construction period preference and Kan Am's portion of construction debt and continues these guaranties until construction is substantially completed and qualified permanent financing is secured for the project. Construction has been completed and qualified permanent financing has been secured for the Grapevine Mills, Ontario Mills and The Block at Orange joint ventures and, therefore, the Operating Partnership has no construction period preference and construction loan guaranty obligations under those projects. While construction has been completed at each of the other projects, with the exception of Meadowlands Mills, qualified permanent financing remains to be secured for each of those projects. Consequently, the Operating Partnership's guaranties are outstanding for the Arundel Mills, Colorado Mills, Concord Mills, Discover Mills, Katy Mills and Meadowlands Mills joint ventures.

        The following table sets forth information regarding the Operating Partnership's guaranties regarding the joint ventures between the Company and Kan Am as of December 31, 2001:

Project	Kan Am's Construction Period Preference		Construction Loan		Other
	(in millions)		(in millions)(1)		(in millions)
Arundel Mills	$0.5	(2)	$17.9		$—
Colorado Mills	0.7	(3)	—	(4)	—
Concord Mills	0.6	(2)	31.6		—
Discover Mills	1.0		141.4		—
Grapevine Mills	—		—		—
Katy Mills	1.8		42.0		—
Meadowlands Mills	0.5	(5)	—	(5)	24.5	(6)
Ontario Mills	—		—		—
The Block at Orange	—		—		27.3	(7)

(1)
Kan Am does not guaranty any portion of the construction loan for any project. The amounts required by the lenders to be guaranteed are guaranteed by the Operating Partnership or, in the cases of Arundel Mills and Concord Mills, by the Operating Partnership and Simon Property Group, L.P. and/or its affiliates, referred to hereinafter as "Simon Property".

(2)
Each of the Operating Partnership and Simon Property severally guaranteed 50% of Kan Am's construction period preference until the "Lease-Up Achievement Date," which is the date on which certain initial leasing milestones were achieved. From and after the Lease-Up Achievement Date, Simon Property's guaranty expired and the Operating Partnership currently guarantees 100% of Kan Am's construction period preference.

(3)
The Operating Partnership's guaranty of Kan Am's construction period preference will be reduced from 11% to 9% after the substantial completion and opening of the project. During the period between the grand opening of the project and the securing of qualified permanent financing, the Operating Partnership's construction period preference will be subordinated to Kan Am's.

(4)
The construction loan was obtained in April 2002.

(5)
Prior to securing qualified permanent financing, the Operating Partnership's construction period preference will be subordinated to Kan Am's. Additionally, payment of the Operating Partnership's construction period preference will be made only from proceeds of the construction loan and only if the construction loan documentation so permits. The construction loan has not yet been obtained.

(6)
Of which $24.0 million was Kan Am's capital contribution and $0.5 was Kan Am's accrued construction period preference. The Meadowlands Mills joint venture agreement provides Kan Am the right to require the joint venture to redeem Kan Am's interest for cash if a construction loan is not obtained by June 30, 2003. The Operating Partnership has agreed to guarantee the redemption obligation of the joint venture beginning on the "Project Commencement Date," which is the date on which specified material contingencies have been satisfied and which may occur prior to securing the construction loan.

(7)
Of which $25.9 million was the amount of mezzanine loan guaranteed by the Operating Partnership and $1.4 million was the amount of priority return guaranteed by the Operating Partnership. The Operating Partnership guarantees Kan Am's priority return at The Block at Orange up to a maximum amount of $10.8 million, which maximum will be reduced by $1,080,000 for each year during which the Operating Partnership is not required to make payments under the guaranty, subject to a minimum of $5.4 million. This guaranty will terminate upon the earlier of May 2006 (or a later date to which the term of the mezzanine loan is extended if the mezzanine loan has not been refinanced with qualifying non-recourse indebtedness) or such time as the joint venture's cash flow in any fiscal year exceeds $8.0 million. Currently, the maximum guaranty amount is $10.8 million.

        The Colorado Mills project is being developed by Colorado Mills Limited Partnership, a joint venture among unrelated third parties and Mills-Kan Am Colorado Limited Partnership, which is a separate joint venture formed in February 2001 of which the Operating Partnership and Kan Am are the sole partners. Mills-Kan Am Colorado Limited Partnership is required to fund $51.0 million of the equity requirement for the development of Colorado Mills, of which amount each partner is required to fund 50%, or $25.5 million. As of December 31, 2001, the Operating Partnership's invested capital was $16.8 million and Kan Am's invested capital was $25.5 million. Under the terms of the joint venture agreement with Kan Am, Kan Am and the Operating Partnership each will receive on a pro rata basis a cumulative construction period preference until construction is substantially completed and permanent financing is secured, and will receive a priority return thereafter, equal to 11% per annum on its capital contribution. Any residual cash flow after preference payments will be distributed 75% to the Operating Partnership and 25% to Kan Am. The Operating Partnership will guarantee the entire construction loan and Kan Am's construction period preference until qualified permanent financing is secured for the project, except that the amount of preference guaranteed by the Operating Partnership will be reduced to 9% after the substantial completion and opening of the project. Proceeds from a major capital event, such as the sale of the real property or the project or the receipt of proceeds arising from condemnation of the project, will be distributed to the partners on a pro rata basis after the return of all capital contributions and the payment of any accrued but unpaid preferences. Commencing with the grand opening of the project, an affiliate of the Operating Partnership will receive an asset management fee equal to 0.5% of the capital contributions made by Mills-Kan Am Colorado Limited Partnership to Colorado Mills Limited Partnership, but not to exceed $0.3 million per year.

        At specified times following the fifth anniversary of the project's opening or, if earlier, upon a change of control of the Company, either the Operating Partnership or Kan Am can exercise a buy-sell right. Pursuant to the buy-sell provisions, the Operating Partnership can require Kan Am to sell to the Operating Partnership for cash or limited partnership units of the Operating Partnership, at Kan Am's election, Kan Am's entire interest in Mills-Kan Am Colorado Limited Partnership. Also, pursuant to the buy-sell provisions, Kan Am can require the Operating Partnership to acquire for cash or limited partnership units of the Operating Partnership, at the Operating Partnership's election, Kan Am's entire interest in Mills-Kan Am Colorado Limited Partnership. Only Kan Am may invoke the buy-sell right in the event of a change of control. For this purpose, a "change of control" is the occurrence of any of the following events without the unanimous approval of the members of the Board of Directors who are affiliates of Kan Am: (1) any consolidation, merger or corporate reorganization of the Company pursuant to which more than 40% of the outstanding voting securities of the Company are transferred; (2) any person or group, other than Kan Am or its affiliates, becoming the beneficial owner, directly or indirectly, of more than 40% of the Company's then outstanding combined voting securities; or (3) election as directors constituting a majority of the Board of Directors persons whose nomination for election as director was not recommended by the nominating committee of the Board of Directors.

        The Company is in the process of finalizing documentation with Kan Am pursuant to which Kan Am will commit during 2002 to contribute up to $50 million for investment in qualifying development projects. Kan Am's contribution commitment will be satisfied by entering into joint venture agreements with the Company relating to individual projects. It is contemplated that the terms of these joint venture agreements with Kan Am will be substantially similar to the terms of the joint venture agreement for the Colorado Mills project, including the contribution by the Company of 50% of the required capital, an 11% construction period preference and priority return, Kan Am's right to require the joint venture to redeem for cash Kan Am's interest in the joint venture if a construction loan is not obtained by a specified date, the Company's guaranties of the redemption price, Kan Am's construction period preference and Kan Am's portion of the construction loan, and buy-sell provisions. The terms of individual projects ultimately may differ from the terms for the Colorado Mills project. The Company is not obligated to offer to Kan Am the opportunity to participate in projects on these terms or at all.

        The Company also is in the process of finalizing a waiver of the ownership limit established in the Company's certificate of incorporation as to Kan Am and its affiliates, subject to limitations established in the certificate of incorporation to preserve the Company's REIT status. This waiver, which is contingent on the Company and Kan Am entering into a definitive agreement relating to Kan Am's commitment to contribute additional funds for development projects as described above, will apply to the initial transferees of Kan Am and its affiliates, subject to continued compliance by Kan Am with its contribution obligations, to Kan Am's compliance with specified first refusal rights in the Company's favor, and to compliance by Kan Am and its affiliates and such transferees with the applicable restrictions relating to preservation of the Company's REIT status.

        The Company currently is in the process of forming a joint venture with Kan Am for the development of St. Louis Mills. The project's equity requirements have not yet been determined.

Indebtedness of Management

        In 1995, the Company loaned to Mr. Dausch $150,000 to cover the increased housing costs incurred by him in relocating to accept employment with the Company. In accordance with the terms of Mr. Dausch's 1994 employment agreement and current 1997 employment agreement with the Company, one-third of the loan was forgiven in 1996 and the balance of $146,933, including accrued interest, was forgiven on December 31, 2001. The interest rate on the loan was 8% per annum.

        In 1997, the Company loaned to Mr. Rivers $50,000 to cover increased housing costs incurred by him in relocating to accept employment with the Company. In accordance with an agreement between Mr. Rivers and the Company, one-third of the loan was forgiven in 1998. The remaining loan principal, together with all accrued interest, may be forgiven under certain circumstances, but is payable in full by Mr. Rivers in the event that his employment with the Company terminates for cause or in the event that Mr. Rivers terminates his employment with the Company. The amount of principal and interest outstanding on the loan at December 31, 2001 was $41,991. The interest rate on the loan is 8% per annum.

        On September 24, 1999, each of Messrs. Siegel, Parent and Rivers executed a promissory note to the Company evidencing a loan of $249,504, $225,729 and $99,440, respectively. Each borrower used the proceeds of the note to purchase common stock of the Company. Each loan has a term of three years and bears interest at a rate of 8% per annum. The amount of principal and interest outstanding for each of Messrs. Siegel's, Parent's and Rivers' notes at December 31, 2001 was $297,078, $269,058 and $118,400, respectively.

        On April 13, 2001, each of Messrs. Siegel, Dausch, Digby, Parent and Rivers and Ms. Berson executed a promissory note to the Company evidencing a loan of $105,131, $84,226, $53,976, $48,491, $35,860 and $72,754, respectively. Each borrower used the proceeds of the note to pay the taxes associated with vesting of restricted stock. Each loan is required to be repaid in full in April 2002 and bears interest at a rate of 6% per annum. The amount of principal and interest outstanding for each of Messrs. Siegel's, Dausch's, Digby's, Parent's and Rivers' and Ms. Berson's notes at December 31, 2001 was $109,676, $87,867, $18,289, $50,587, $37,410 and $75,899, respectively. Ms. Berson since has repaid her loan in full.

Other Related Party Transactions

        Effective as of November 4, 2001, the Operating Partnership issued 1,245,000 Operating Partnership units to Kan Am in exchange for the contribution by Kan Am of its 50% partnership interest in the entity that owns The Oasis at Sawgrass, which then was a joint venture. As a result of the transaction, the Company currently owns 100% of The Oasis at Sawgrass, which is an expansion of Sawgrass Mills. The Oasis at Sawgrass entity leases to the Company a portion of the Regal Theatre located in The Oasis at Sawgrass. The lease commenced on May 29, 1998 and terminates on December 31, 2060. Aggregate rent paid by the Company pursuant to the lease between January 1, 2001 and November 4, 2001 was $519,605.

        MillsServices Corp. ("MSC") provides leasing and management services to the Company's joint venture projects and provides development services to the Company's wholly owned projects and to new properties acquired by the Company. Prior to August 2001, through its ownership of 99% of MSC's non-voting preferred stock, the Operating Partnership received 99% of the cash flow generated by MSC's operations. On August 3, 2001, the Operating Partnership acquired 95% of MSC's voting common stock and 1% of MSC's non-voting preferred stock from Mr. Siegel and another individual for fair market value of $170,000. The Company currently owns 100% of MSC. The Company provides all of the operating capital of MSC. Aggregate indebtedness as of August 3, 2001, including operating capital provided by the Company during 2001, was $58,562,379. Aggregate fees for services provided during 2001 by MSC to the joint venture projects are as follows: Arundel Mills—$1,017,654; Colorado Mills—$2,758,025; Concord Mills—$941,822; Discover Mills—$3,331,568; Grapevine Mills—$1,040,039; Katy Mills—$839,567; Ontario Mills—$928,290; and The Block at Orange—$1,180,920. Aggregate fees for services provided to The Oasis at Sawgrass between January 1, 2001 and November 4, 2001 was $389,721.

        On January 1, 2001, changes in the Internal Revenue Code applicable to REITs imposed on the Company additional restrictions regarding the Company's ability to own certain securities. As a result, in March 2001, the Operating Partnership assigned to MSC a tax-increment financing note issued by the Village of Gurnee in the amount of $4,211,015 and notes receivable in the aggregate amount of $204,661 from various tenants at Potomac Mills, Franklin Mills and Sawgrass Mills. The assignment to MSC of the tax-increment financing note and the notes receivable constituted additional capital contributions made by the Operating Partnership to MSC. All of the notes initially were assigned to the Operating Partnership by its wholly owned subsidiaries.

        Also in March 2001, the Operating Partnership assigned to MSC various interests in notes receivable in the aggregate amount of $17,379,091. The interests in the notes receivable initially were assigned to the Operating Partnership by the Concord Mills, Grapevine Mills, Katy Mills and Ontario Mills joint ventures and represent distributions made by those joint ventures in accordance with the Operating Partnership's residual sharing percentage. The assignment to MSC of these notes receivable also constituted additional capital contributions made by the Operating Partnership to MSC.

        FoodBrand L.L.C. ("FoodBrand") was created by the Company in 1999 to master lease, manage and operate food courts and certain restaurants at the Company's projects. Prior to October 2001, FoodBrand was a wholly owned subsidiary of Mills Enterprises, Inc., which is 100% owned by MSC. In October 2001, a 40% interest in FoodBrand was sold to an unrelated third party. FoodBrand leases space at Arundel Mills, Discover Mills and Katy Mills. FoodBrand also leases space at Opry Mills, a joint venture project with an unrelated third party. Aggregate rent for space leased in 2001 is as follows: Arundel Mills—$1,236,872; Discover Mills—$1,072,120; and Katy Mills—$1,576,074. FoodBrand entered into various sale-leaseback arrangements for equipment and fixtures in connection with its food court operations at Arundel Mills and Katy Mills. Sale-leaseback payments for 2001 aggregated $53,013 for Arundel Mills and $91,311 for Katy Mills.

        Dietrich von Boetticher, a member of the Board of Directors of the Company, is a partner in the law firm of von Boetticher Hasse Lohmann, which performed legal services for the Company during 2001. The fees paid by the Company to the law firm totaled less than 5% of the law firm's gross revenues during 2001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and certain shareholders of the Company to file reports with the Securities and Exchange Commission regarding transactions in the Company's securities. Peter B. McMillan, the Company's former president, chief operating officer and director, was late in filing his Form 5 to report two transactions.

OTHER MATTERS

        The Company knows of no other matters to be presented for consideration at the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in proxies returned to the Company to vote those proxies in accordance with their judgment.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

        Proposals of shareholders to be presented at the 2003 Annual Meeting of Shareholders must be received by the Secretary of the Company prior to December 10, 2002 to be considered for inclusion in the Company's proxy material for that meeting. In addition, any shareholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in the Company's proxy materials pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended) must deliver such information to the Secretary of the Company no earlier than February 3, 2003 and no later than March 3, 2003, and must comply with the advance notice provisions and other requirements of Section 2.7 of the Company's Bylaws, which are on file with the Securities and Exchange Commission and may be obtained from the Secretary of the Company upon request.

COSTS OF PROXY SOLICITATION

        The costs of soliciting proxies will be borne by the Company and will consist primarily of printing, postage and handling, including the expenses of brokerage houses, custodians, nominees and fiduciaries in forwarding documents to beneficial owners. Solicitation will be made initially by mail. Solicitation may also be made by the Company's officers, directors or employees, without additional compensation, personally or by telephone or telecopy. Solicitation also may be made by paid proxy solicitors. The Company has engaged the firm of Georgeson Shareholder Communications Inc. ("GSC") to aid the Company in the solicitation of proxies as required to secure a quorum. GSC will be paid agreed-upon amounts for each contact made with shareholders with the fee depending on the nature of the contact (e.g., by mail, by phone or in person). The total fee to be paid to GSC is estimated not to exceed $6,000, plus reasonable out-of-pocket expenses.

        Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

By Order of the Board of Directors,

Thomas E. Frost Secretary

April 19, 2002

THE MILLS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS MAY 14, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned does hereby appoint Kenneth R. Parent and Thomas E. Frost, or either one of them, with full power of substitution in each, as proxies to vote on the matters identified and as directed on the reverse side of this card, or, if not so directed, in accordance with the recommendations of the Board of Directors, all shares of The Mills Corporation (the "Company") held of record by the undersigned at the close of business on March 19, 2002 and entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 14, 2002 at 10:00 a.m., Eastern Daylight Savings Time, at the Key Bridge Marriott, 1401 Lee Highway, Arlington, Virginia, 22209, and upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

        This proxy, when properly completed, will be voted in the manner directed herein by the undersigned shareholder. If no direction otherwise is provided, this proxy will be voted (i) FOR the following nominees for election as Directors: (1) Cristina L. Rose, (2) Franz von Perfall and (3) Laurence C. Siegel; (ii) FOR Proposal 2 to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2002; (iii) FOR Proposal 3 to approve the material terms for payment of executive performance-based compensation; and (iv) in the discretion of the named proxies as to any other matters properly presented at the meeting.

        You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark boxes if you wish to vote in accordance with the recommendations of the Board of Directors. The proxies cannot vote your shares unless you sign and return this proxy card.

-------------------------------/FOLD AND DETACH HERE/--------------------------

☒	PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction otherwise is provided, the proxy will be voted FOR the item or items for which no direction is provided, and will be voted in the discretion of the named proxies as to any other matters properly presented at the meeting.

		FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES
1.	Proposal to elect (1) Cristina L. Rose, (2) Franz von Perfall and (3) Laurence C. Siegel as directors.	☐	☐
☐ For all nominees except as noted above
		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of Ernst & Young LLP as auditors for 2002.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Proposal to approve the material terms for payment of executive performance-based compensation.	☐	☐	☐
The undersigned hereby acknowledges receipt of the Notice of the 2002 Annual Meeting of Shareholders and accompanying Proxy Statement.
SIGNATURE(S)	DATE

Please sign above exactly as name appears. When shares are held by joint tenants, both should sign. When signing as Guardian, Executor, Administrator, Attorney, Trustee, etc., please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer, giving title. If a partnership, sign in partnership name by authorized person.

-------------------------------/FOLD AND DETACH HERE/--------------------------

THE MILLS CORPORATION

Shareholders can now give proxies to vote their shares by mail, by telephone or by using the Internet. To use the telephone or the Internet you will need your proxy card and voter control number shown above (just below the perforation) and the tax identification number associated with your stockholder account. If you use the telephone or the Internet, there is no need to return the proxy card.

  •
  To use the telephone, you will need a touch-tone telephone. Dial 1-877-PRX-VOTE (1-877-779-8683), 24 hours a day, seven days a week.

  •
  To use the Internet, log on to the Internet and go to the following website: www.eproxyvote.com/mls

  •
  To use the mails, fold and detach the proxy card and use the enclosed envelope, which is already addressed and requires no postage.

Your vote is important. Thank you for voting.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2002
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2002
ELECTION OF DIRECTORS (PROPOSAL 1)
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL 2)
DISCLOSURE OF ERNST & YOUNG LLP FEES FOR THE YEAR ENDED DECEMBER 31, 2001
APPROVAL OF THE MATERIAL TERMS FOR PAYMENT OF PERFORMANCE-BASED COMPENSATION (PROPOSAL 3)
EXECUTIVE OFFICERS OF THE COMPANY
EXECUTIVE COMPENSATION
Summary Compensation Table
Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Cumulative Total Shareholder Return The Company versus S&P 500, NAREIT Equity and Morgan Stanley REIT Indices
REPORT OF THE AUDIT COMMITTEE
REPORT ON EXECUTIVE COMPENSATION
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
COSTS OF PROXY SOLICITATION
THE MILLS CORPORATION